SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


                             Form 8-A


        For Registration of Certain Classes of Securities
             Pursuant to Section 12(b) or (g) of the
                 Securities Exchange Act of 1934



                      Iomega Corporation
      (Exact name of registrant as specified in its charter)



                    Delaware                         86-0385884
          (State of incorporation                 (I.R.S. Employer
               or organization)                  Identification No.)

        1821 West Iomega Way, Roy, Utah               84067
    (Address of principal executive offices)        (Zip Code)

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box.

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box.

Securities to be registered pursuant to Section 12(b) of the Act:


Title of each class                         Name of each exchange on which
to be so registered                         each class is to be registered

6 3/4% Convertible Subordinated
Notes due 2001                              New York Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:

                               None

Item 1:  Description of Registrant's Securities to be Registered

         The description of the Registrant's 6 3/4% Convertible Subordinated Notes due 2001 (the "Notes"), and the related descriptions of the Registrant's Common Stock, Preferred Stock and Rights Plan, set forth under the headings "Description of Notes" and "Description of Capital Stock" on pages 43 to 52 of the Prospectus included in the Registrant's Amendment No. 2 to the Registration Statement on Form S-3 (Registration No. 33-64995), filed with the Securities and Exchange Commission on February 27, 1996, is incorporated herein by reference. As of September 28, 1996, (i) an aggregate of $45,733,000 in principal amount of Notes was outstanding, and
(ii) the Registrant had approximately $31.6 million of outstanding indebtedness to which the Notes were subordinated, and subsidiaries of the Registrant had approximately $37.4 million of outstanding indebtedness and other liabilities to which the Notes were effectively subordinated.

Item 2:  Exhibits

         Pursuant to Instruction II to Form 8-A, the following exhibits have been or will be filed with each copy of this registration statement filed with the New York Stock Exchange, but are not filed with the Securities and Exchange Commission:

         1.1 The Registrant's Annual Report on Form 10-K for its fiscal year ended December 31, 1995.

         1.2 Annual Report on Form 11-K with respect to the Iomega Retirement and Investment Savings Plan for the fiscal year ended
              December 31, 1995.

         2.1 The Registrant's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on February 6, 1996.

         2.2 The Registrant's Current Report on Form 10-C, as filed with the Securities and Exchange Commission on February 6, 1996.

         2.3 The Registrant's Quarterly Report on Form 10-Q for the period ended March 31, 1996.

         2.4 The Registrant's Current Report on Form 10-C, as filed with the Securities and Exchange Commission on May 22, 1996.

         2.5 The Registrant's Current Report on Form 10-C, as filed with the Securities and Exchange Commission on June 11, 1996.

         2.6 The Registrant's Quarterly Report on Form 10-Q for the period ended June 30, 1996.

         3. The Registrant's Proxy Statement dated March 8, 1996 for its 1996 Annual Meeting of Stockholders, as filed with the Securities and Exchange Commission on March 8, 1996.

         4.1 The Registrant's Amended and Restated Certificate of Incorporation, as amended.

         4.2  The Registrant's By-Laws, as amended.

         4.3 The Rights Agreement dated July 28, 1989, as amended September 24, 1990, between the Registrant and The First National Bank of Boston, as Rights Agent.

         4.4 Indenture dated March 13, 1996 between the Registrant and State Street Bank and Trust Company as Trustee.

         5.   A specimen Note.

         6. The Registrant's Annual Report to Stockholders, mailed to stockholders of the Registrant with the Proxy Statement for the Company's 1996 Annual Meeting of Stockholders on March 8, 1996.


SIGNATURE


Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                  IOMEGA CORPORATION



                                  By:   /s/ Robert J. Simmons
                                       Robert J. Simmons
                                       Treasurer

Date:  October 22, 1996